SOMNIGROUP INTERNATIONAL INC. REPORTS RECORD THIRD QUARTER RESULTS
- Consolidated Sales Growth of 63%
- EPS Growth of 14% and Adjusted EPS(1) Growth of 16%
- Record Cash Flow from Operations of $408 million
- Raises Financial Guidance for Full Year 2025

DALLAS, TX, November 6, 2025 - Somnigroup International Inc. (NYSE: SGI, "Company") announced financial results for the third quarter ended September 30, 2025 and raised financial guidance for the full year 2025.

THIRD QUARTER 2025 FINANCIAL SUMMARY

•Total net sales increased 63.3% to $2,122.6 million as compared to $1,300.0 million in the third quarter of 2024, primarily driven by the inclusion of $1,070.8 million of Mattress Firm sales, offset by the accounting elimination of $313.7 million of sales from the Tempur Sealy North America segment to the Mattress Firm segment. Direct sales as a percent of net sales increased to 65.2% as compared to 24.5% in the third quarter of 2024.
•Gross margin was 44.9% as compared to 42.4% in the third quarter of 2024. Adjusted gross margin(1) was 45.6% as compared to 43.2% in the third quarter of 2024.
•Operating income increased 55.9% to $314.7 million as compared to $201.8 million in the third quarter of 2024. Adjusted operating income(1) increased 53.6% to $343.7 million as compared to $223.7 million in the third quarter of 2024. Both were primarily driven by the inclusion of Mattress Firm and realized sales and cost synergies.
•Net income increased 36.5% to $177.4 million as compared to $130.0 million in the third quarter of 2024. Adjusted net income(1) increased 37.5% to $201.4 million as compared to $146.5 million in the third quarter of 2024.
•Earnings per diluted share ("EPS") increased 13.7% to $0.83 as compared to $0.73 in the third quarter of 2024. Adjusted EPS(1) increased 15.9% to $0.95 as compared to $0.82 in the third quarter of 2024.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	September 30, 2025	September 30, 2024
Net sales	$2,122.6	$1,300.0	63.3%
Net income	$177.4	$130.0	36.5%
Adjusted net income (1)	$201.4	$146.5	37.5%
EPS	$0.83	$0.73	13.7%
Adjusted EPS (1)	$0.95	$0.82	15.9%

Company Chairman and CEO Scott Thompson commented, "We are pleased to report record sales, profits and operating cash flow in the third quarter, driven by strong operational execution across all of Somnigroup's business units, augmented by progress on our acquisition-related sales and cost synergy initiatives. This quarter's strong results were underpinned by slightly improving bedding industry trends. We are encouraged by our success this quarter and are well positioned to further leverage our leading manufacturing and retailing capabilities, trusted brands and broad omni-channel distribution footprint to capitalize on improvements across markets."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include Mattress Firm (acquired on February 5, 2025), Tempur Sealy North America and Tempur Sealy International. Corporate operating expenses are not included in any of the business segments and are presented separately as a reconciling item to consolidated results.

Mattress Firm net sales were $1,070.8 million for the third quarter of 2025. All Mattress Firm sales are reported through the direct channel.

Mattress Firm gross margin was 34.4% for the third quarter of 2025. Adjusted gross margin(1) was 35.6% for the third quarter of 2025.

Mattress Firm operating margin was 7.6% for the third quarter of 2025. Adjusted operating margin(1) was 9.4% for the third quarter of 2025.

Tempur Sealy North America net sales were impacted by the accounting elimination of $313.7 million of sales to Mattress Firm, the divestiture of Sleep Outfitters and growth at third-party retailers, which resulted in a net decrease to net sales of $279.2 million to $736.1 million as compared to $1,015.3 million in the third quarter of 2024. Net sales through the wholesale channel decreased $252.0 million to $626.4 million as compared to the third quarter of 2024, primarily driven by the accounting elimination of $313.7 million of sales to Mattress Firm. This decline was offset by a 7.0% increase in net sales of $61.7 million, primarily driven by growth at third-party retailers. Net sales through the direct channel decreased $27.2 million, or 19.9%, to $109.7 million as compared to the third quarter of 2024, primarily driven by a decrease in sales from the divestiture of Sleep Outfitters.

North America gross margin was 58.4% as compared to 40.4% in the third quarter of 2024. Adjusted gross margin(1) improved 1,710 basis points to 58.6% as compared to 41.5% in the third quarter of 2024. This improvement was primarily driven by the elimination of sales to Mattress Firm, operational efficiencies and fixed cost absorption, offset by unfavorable mix.

North America operating margin was 29.1% as compared to 19.0% in the third quarter of 2024. Adjusted operating margin(1) improved 940 basis points to 29.5% as compared to 20.1% in the third quarter of 2024. This improvement was primarily driven by the impact of the Mattress Firm acquisition.

Tempur Sealy International net sales increased 10.9% to $315.7 million as compared to $284.7 million in the third quarter of 2024, primarily driven by expanded distribution. On a constant currency basis(1), International net sales increased 7.2% as compared to the third quarter of 2024. Net sales through the wholesale channel increased $9.5 million, or 9.2%, to $112.9 million as compared to the third quarter of 2024. Net sales through the direct channel increased $21.5 million, or 11.9%, to $202.8 million as compared to the third quarter of 2024.

International gross margin declined 40 basis points to 49.1% as compared to 49.5% in the third quarter of 2024. The decline was primarily driven by unfavorable mix, partially offset by operational efficiencies.

International operating margin declined 10 basis points to 18.1% as compared to 18.2% in the third quarter of 2024. The decline was primarily driven by the decline in gross margin, offset by fixed cost absorption.

Corporate operating expense decreased to $37.9 million as compared to $43.2 million in the third quarter of 2024, primarily driven by decreased costs related to the Mattress Firm acquisition. Adjusted operating expense(1) was $31.1 million as compared to $32.0 million in the third quarter of 2024.

Consolidated Financial Position

Consolidated net income increased 36.5% to $177.4 million as compared to $130.0 million in the third quarter of 2024. Adjusted net income(1) increased 37.5% to $201.4 million as compared to $146.5 million in the third quarter of 2024. EPS increased 13.7% to $0.83 as compared to $0.73 in the third quarter of 2024. Adjusted EPS(1) increased 15.9% to $0.95 as compared to $0.82 in the third quarter of 2024.

The Company ended the third quarter of 2025 with total debt of $4.7 billion and consolidated indebtedness less netted cash(1) of $4.6 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.28 times for the trailing twelve months ended September 30, 2025.
(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2025, the Company raised its expectations for adjusted EPS(1) to a range of $2.60 to $2.75. This contemplates the Company's current sales outlook, which includes approximately 11 months of expected Mattress Firm operations, net of intercompany sales, and the previously announced divestiture of Sleep Outfitters and 73 Mattress Firm stores.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control, including the possible imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations and the resulting uncertainty of the macroeconomic environment. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2025.

Dividend Declared

The Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on December 4, 2025, to shareholders of record at the close of business on November 20, 2025.

Prior Period Recast

Prior period information on the condensed consolidated statements of income has been recast to conform to the current period presentation for the reclassification of certain costs from selling and marketing expenses to cost of sales.

Conference Call Information

Somnigroup International Inc. will host a live conference call to discuss financial results today, November 6, 2025, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.somnigroup.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the Mattress Firm acquisition, expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations, changes in tax laws generally, including the H.R. 1 bill, the U.S. government shutdown and its effect on sales and supply of materials, loss of suppliers and disruptions in the supply of raw materials, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2025 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into the Company's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Somnigroup International Inc.

Somnigroup (NYSE: SGI) is the world's largest bedding company, dedicated to improving people's lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster® and Sleepy's®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored sleep solutions.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Chg %	September 30,		Chg %
	2025	2024		2025	2024
Net sales	$2,122.6	$1,300.0	63.3%	$5,608.1	$3,723.0	50.6%
Cost of sales	1,169.8	748.5		3,247.6	2,179.6
Gross profit	952.8	551.5	72.8%	2,360.5	1,543.4	52.9%
Selling and marketing expenses	480.8	233.6		1,303.9	699.9
General, administrative and other expenses	160.4	118.6		545.8	347.4
Loss on disposal of business	—	—		13.9	—
Equity income in earnings of unconsolidated affiliates	(3.1)	(2.5)		(10.9)	(10.5)
Operating income	314.7	201.8	55.9%	507.8	506.6	0.2%

Other expense, net:
Interest expense, net	69.9	30.8		203.7	98.5
Other expense (income), net	10.9	0.4		16.8	(0.5)
Total other expense, net	80.8	31.2		220.5	98.0

Income before income taxes	233.9	170.6	37.1%	287.3	408.6	(29.7)%
Income tax provision	(56.2)	(40.8)		(42.9)	(95.5)
Net income before non-controlling interest	177.7	129.8	36.9%	244.4	313.1	(21.9)%
Less: Net income (loss) attributable to non-controlling interest	0.3	(0.2)		1.1	0.7
Net income attributable to Somnigroup International Inc.	$177.4	$130.0	36.5%	$243.3	$312.4	(22.1)%

Earnings per common share:
Basic	$0.85	$0.75	13.3%	$1.19	$1.80	(33.9)%
Diluted	$0.83	$0.73	13.7%	$1.17	$1.75	(33.1)%

Weighted average common shares outstanding:
Basic	209.9	173.7		204.7	173.6
Diluted	212.5	178.2		207.9	178.1

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2025	December 31, 2024
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$100.2	$117.4
Accounts receivable, net	397.7	404.5
Inventories	645.1	447.0
Prepaid expenses and other current assets	166.8	96.5
Total Current Assets	1,309.8	1,065.4
Restricted cash	—	1,592.3
Property, plant and equipment, net	1,015.3	811.1
Goodwill	4,425.2	1,066.7
Trade name and other intangible assets, net	2,587.7	700.5
Operating lease right-of-use assets	1,884.4	598.8
Deferred income taxes	15.2	15.3
Other non-current assets	161.9	130.3
Total Assets	$11,399.5	$5,980.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$458.8	$360.5
Accrued expenses and other current liabilities	749.6	393.9
Short-term operating lease obligations	395.8	126.8
Current portion of long-term debt	113.7	69.5
Income taxes payable	24.1	9.6
Total Current Liabilities	1,742.0	960.3
Long-term debt, net	4,511.5	3,740.4
Long-term operating lease obligations	1,600.1	532.1
Deferred income taxes	427.9	108.3
Other non-current liabilities	123.7	71.0
Total Liabilities	8,405.2	5,412.1

Redeemable non-controlling interest	8.9	9.3

Total Stockholders' Equity	2,985.4	559.0
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$11,399.5	$5,980.4

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$244.4	$313.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	180.0	121.9
Amortization of stock-based compensation	30.7	27.3
Amortization of deferred financing costs	5.0	2.8
Bad debt expense	4.4	9.9
Deferred income taxes	1.5	0.6
Dividends received from unconsolidated affiliates	19.0	23.4
Equity income in earnings of unconsolidated affiliates	(10.9)	(10.5)
Loss on disposal of business	13.9	—
Foreign currency adjustments and other	14.2	0.9
Changes in operating assets and liabilities, net of effect of business acquisitions	198.5	48.0
Net cash provided by operating activities	700.7	537.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(108.6)	(76.4)
Acquisitions, net of cash acquired	(2,824.5)	—
Purchases of investments	(23.4)	—
Other	8.1	0.5
Net cash used in investing activities	(2,948.4)	(75.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	3,429.9	1,165.3
Repayments of borrowings under long-term debt obligations	(2,628.7)	(1,472.6)
Proceeds from exercise of stock options	49.4	0.3
Treasury stock repurchased	(132.4)	(43.8)
Dividends paid	(95.9)	(70.1)
Repayments of finance lease obligations and other	(16.4)	(14.8)
Net cash provided by (used in) financing activities	605.9	(435.7)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	32.3	3.5
(Decrease) increase in cash, cash equivalents and restricted cash	(1,609.5)	29.3
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	1,709.7	74.9
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$100.2	$104.2

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended September 30, 2025 and 2024:

	Three Months Ended September 30,
(in millions)	Consolidated		Tempur Sealy North America		Tempur Sealy International		Mattress Firm
	2025	2024	2025	2024	2025	2024	2025	2024
Wholesale (a)	$739.3	$981.8	$626.4	$878.4	$112.9	$103.4	$—	$—
Direct (b)	1,383.3	318.2	109.7	136.9	202.8	181.3	1,070.8	—
	$2,122.6	$1,300.0	$736.1	$1,015.3	$315.7	$284.7	$1,070.8	$—

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended September 30, 2025 and 2024:

	Three Months Ended
(in millions, except per share amounts)	September 30, 2025	September 30, 2024
Net income	$177.4	$130.0
Business combination charges (1)	32.2	—
Supply chain transition costs (2)	7.3	8.2
Disposition-related costs (3)	1.3	—
Transaction costs (4)	(0.9)	13.7
Adjusted income tax provision (5)	(15.9)	(5.4)
Adjusted net income	$201.4	$146.5

Adjusted earnings per common share, diluted	$0.95	$0.82

Diluted shares outstanding	212.5	178.2

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2025.

	3Q 2025
(in millions, except percentages)	Consolidated	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Mattress Firm	Margin	Corporate
Net sales	$2,122.6		$736.1		$315.7		$1,070.8		$—

Gross profit	$952.8	44.9%	$429.6	58.4%	$155.1	49.1%	$368.1	34.4%	$—
Adjustments:
Business combination charges (1)	13.4		0.7		—		12.7		—
Supply chain transition costs (2)	0.9		0.9		—		—		—
Total adjustments	14.3		1.6		—		12.7		—

Adjusted gross profit	$967.1	45.6%	$431.2	58.6%	$155.1	49.1%	$380.8	35.6%	$—

Operating income (expense)	$314.7	14.8%	$214.4	29.1%	$57.0	18.1%	$81.2	7.6%	$(37.9)
Adjustments:
Business combination charges (1)	26.0		0.7		—		19.4		5.9
Transaction costs (4)	1.2		—		—		0.3		0.9
Supply chain transition costs (2)	0.9		0.9		—		—		—
Disposition-related costs (3)	0.9		0.9		—		—		—
Total adjustments	29.0		2.5		—		19.7		6.8

Adjusted operating income (expense)	$343.7	16.2%	$216.9	29.5%	$57.0	18.1%	$100.9	9.4%	$(31.1)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended September 30, 2024:

	3Q 2024
(in millions, except percentages)	Consolidated	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$1,300.0		$1,015.3		$284.7		$—

Gross profit	$551.5	42.4%	$410.6	40.4%	$140.9	49.5%	$—
Adjustments:
Supply chain transition costs (2)	8.0		8.0		—		—
Transaction costs (4)	2.4		2.4		—		—
Total adjustments	10.4		10.4		—		—

Adjusted gross profit	$561.9	43.2%	$421.0	41.5%	$140.9	49.5%	$—

Operating income (expense)	$201.8	15.5%	$193.3	19.0%	$51.7	18.2%	$(43.2)
Adjustments:
Transaction costs (4)	13.7		2.5		—		11.2
Supply chain transition costs (2)	8.2		8.2		—		—
Total adjustments	21.9		10.7		—		11.2

Adjusted operating income (expense)	$223.7	17.2%	$204.0	20.1%	$51.7	18.2%	$(32.0)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended September 30, 2025 and 2024:

	Three Months Ended
(in millions)	September 30, 2025	September 30, 2024
Net income	$177.4	$130.0
Interest expense, net	69.9	30.8
Income tax provision	56.2	40.8
Depreciation and amortization	75.5	51.3
EBITDA	$379.0	$252.9
Adjustments:
Business combination charges (1)	32.2	—
Supply chain transition costs (2)	7.3	8.2
Disposition-related costs (3)	1.3	—
Transaction costs (4)	(0.9)	13.7
Adjusted EBITDA	$418.9	$274.8
Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended September 30, 2025:

Trailing Twelve Months Ended
(in millions)	September 30, 2025
Net income	$315.2
Interest expense, net	223.4
Transaction-related interest expense, net (6)	16.6
Income tax provision	66.0
Depreciation and amortization	264.2
EBITDA	$885.4
Adjustments:
Acquisition-related costs (7)	114.2
Transaction costs (4)	67.9
Business combination charges (1)	49.8
Customer-related transition charges (8)	26.7
Loss on disposal of business (9)	13.9
Supply chain transition costs (2)	13.4
Disposition-related costs (3)	10.5
Cybersecurity event (10)	(4.9)
Adjusted EBITDA	$1,176.9
Loss from unrestricted subsidiary (11)	4.7
Earnings from Mattress Firm prior to acquisition (12)	107.6
Future cost synergies to be realized from Mattress Firm acquisition (13)	100.0
Adjusted EBITDA per credit facility	$1,389.2

Consolidated indebtedness less netted cash	$4,558.2

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	3.28 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA per credit facility contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended September 30, 2025, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 3.28 times for the trailing twelve months ended September 30, 2025. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of September 30, 2025. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	September 30, 2025
Total debt, net	$4,625.2
Plus: Deferred financing costs (14)	33.2
Consolidated indebtedness	4,658.4
Less: Netted cash (15)	100.2
Consolidated indebtedness less netted cash	$4,558.2

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the third quarter of 2025, the Company recorded $32.2 million of business combination charges. Cost of sales included $13.4 million of charges primarily related to the floor model transition associated with the refinement of Mattress Firm's multi-branded merchandising plan. Operating expenses included $12.6 million of professional fees and restructuring costs. Other expenses included $6.2 million of charges. In the trailing twelve months ended September 30, 2025, the Company recognized $49.8 million of business combination charges.
(2)	In the third quarter of 2025, the Company recorded $7.3 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities. Cost of sales included $0.9 million of transition costs. Other expenses included $6.4 million of costs, primarily related to a manufacturing facility lease termination. In the third quarter of 2024, the Company recorded $8.2 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, with $8.0 million recorded in cost of sales and $0.2 million recorded in operating expenses. In the trailing twelve months ended September 30, 2025, the Company recognized $13.4 million in supply chain transition costs.
(3)	In the third quarter of 2025, the Company recorded $1.3 million of disposition-related costs, primarily related to retail store transition costs incurred for the divestiture to Mattress Warehouse. Operating expenses and other expenses included $0.9 million and $0.4 million of costs, respectively. In the trailing twelve months ended September 30, 2025, the Company recognized $10.5 million in disposition-related costs.
(4)	In the third quarter of 2025, the Company recorded a benefit of $0.9 million of transaction costs related to the Mattress Firm acquisition. Operating expenses included $1.2 million of costs, and other expenses included a benefit of $2.1 million. This benefit relates to reimbursements for previously recorded transaction costs. In the third quarter of 2024, the Company recorded $13.7 million of transaction costs, with $2.4 million in cost of sales and $11.3 million in operating expenses, primarily related to legal and professional fees associated with the Mattress Firm acquisition. In the trailing twelve months ended September 30, 2025, the Company recognized $67.9 million of transaction costs primarily associated with the Mattress Firm acquisition and related divestitures.
(5)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(6)	In the trailing twelve months ended September 30, 2025, the Company incurred $16.6 million of transaction-related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025.
(7)	In the trailing twelve months ended September 30, 2025, the Company recognized $114.2 million of acquisition-related costs following the Mattress Firm acquisition, primarily related to one-time business combination accounting and purchase price allocation adjustments.
(8)	In the trailing twelve months ended September 30, 2025, the Company recognized $26.7 million of transition charges as a result of a customer's acquisition which foreclosed on the OEM distribution to this customer.
(9)	In the trailing twelve months ended September 30, 2025, the Company recorded a $13.9 million loss on disposal of business, net of proceeds of $9.0 million, associated with the divestiture of 73 Mattress Firm stores and its Sleep Outfitters subsidiary.
(10)	In the trailing twelve months ended September 30, 2025, the Company received proceeds of $4.9 million for an insurance claim related to the previously disclosed cybersecurity event identified on July 23, 2023.
(11)	A subsidiary in the Tempur Sealy North America business segment was accounted for as held for sale and designated as an unrestricted subsidiary under the 2023 Credit Agreement. Therefore, this subsidiary's financial results were excluded from the Company's adjusted financial measures for covenant compliance purposes.
(12)	The Company completed the Mattress Firm acquisition on February 5, 2025 and designated this subsidiary as restricted under the 2023 Credit Agreement. For covenant compliance purposes, the Company included $107.6 million of Mattress Firm adjusted EBITDA for the period prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the trailing twelve months ended September 30, 2025.
(13)	For the trailing twelve months ended September 30, 2025, the Company is permitted to include $100.0 million of future cost synergies expected to be realized in connection with acquisitions for the purpose of calculating the Company's adjusted EBITDA in accordance with the 2023 Credit Agreement.
(14)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(15)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.